CONTACT:           Stuart Rosenberg
Studio Communications
713-524-2800
stuartr@studiocommunications.net

FOR IMMEDIATE RELEASE

W AUSTIN HOTEL & RESIDENCES CLOSES FINANCING AND OFFICIALLY BEGINS CONSTRUCTION

Pre-Sales and Independent Study Showcase Strength of Austin’s Downtown Condo Market

AUSTIN, TX – May 7, 2008 – Austin-based Stratus Properties Inc. (NASDAQ: STRS www.stratusproperties.com) and the Canyon-Johnson Urban Fund (www.cjuf.com) have commenced construction on the W Austin Hotel & Residences (www.block21residences.com).  The team recently secured $165 million in construction financing from Corus Bank, N.A.  In fewer than six months, approximately 40% of the project’s residential units are under contract with another 20% in the process of being converted to contract.  The landmark $295-million mixed-use project, located on a prime site in the heart of downtown’s 2nd Street District overlooking Lady Bird Lake, is seeking LEED certification and is slated for completion in early 2011.

“We are thrilled to be playing an active role in supporting Mayor Will Wynn’s goal of 25,000 residents in downtown by 2015.  From the diversity of cultural, dining, retail and entertainment options in and around the 2nd Street District to the proximity of outdoor recreation areas just steps away, downtown Austin continues to grow as a dynamic place to call home,” said Beau Armstrong, Chief Executive Office of Stratus Properties Inc.

The Downtown Austin Alliance (www.downtownaustin.com) recently commissioned an independent study by Capitol Market Research, an Austin-based real estate consulting firm.  According to the study, Austin, and particularly its urban core, continues to defy national real estate trends.  Major findings showed that condo demand is matching the increase in supply and that 68% of buyers are local, with more than two-thirds relocating from within Austin.  The study also showed that 70% of buyers do not work downtown, but are making a lifestyle choice in their decision to move to the area.

“The W Austin Hotel & Residences is exactly the type of project our fund invests in.  It is located in a densely-populated urban neighborhood and will employ thousands of local residents over the long term,” said Earvin “Magic” Johnson, Canyon-Johnson’s Managing Director and Chief Executive Officer of Magic Johnson Enterprises.

Canyon-Johnson’s Director of Acquisitions Neville Rhone added, “This project will become the cultural anchor for Austin’s revitalization of 2nd Street in the heart of downtown.  We couldn’t be more pleased to have Stratus Properties Inc. as our partner.”

Initially designed with 198 residential units, the final count is expected to be closer to 165 homes as demand has been strongest for larger floorplans, and a number of buyers have opted to purchase multiple units in order to combine them.  The project has been carefully configured to create private indoor and outdoor spaces, including a dedicated swimming pool with food and beverage service for homeowners while still allowing easy access to hotel venues and amenities.

Residences will be located on floors 18 to 37, providing each level with superb views over surrounding buildings to Lady Bird Lake, the Hill Country and the city skyline.  Units on floors 18 to 33 begin at 643 square feet and include one-, two- and three-bedroom floorplans, while the three- and four-bedroom penthouse units with over 4,000 square feet of living space and 14-foot ceilings are situated on floors 34 through 37.  Residence highlights include limestone, marble, luxury carpet and imported European wide-plank wood flooring; floor-to-ceiling windows; Bulthaup cabinetry; Miele kitchen appliances; Vola and Grohe faucets; Philippe Starck-designed Duravit bathtubs; and honed black slate, honed granite or Carrara marble countertops.

In addition to 252 guestrooms and suites, W Austin Hotel & Residences will feature all of the brand’s celebrated comforts including its signature Living Room experience and Whatever/Whenever®, the hotel’s 24-hour concierge service that provides guests with the ultimate in amenities at any hour (from a pair of running shoes at 2 a.m. to private jet service).  The property will also boast several innovative restaurants and clubs; a street-level plaza; an elevated garden incorporating a hotel swimming pool and bar; 5,000 square feet of meeting space; 4,300 square feet of banquet rooms; and an 8,000-square-foot spa plus fitness offerings including yoga and pilates studios, juice bar, steam rooms, saunas and on-site personal training services.  Owners of W Austin Residences will enjoy exclusive use of the residents’ pool and terrace, full use of all the hotel’s facilities as well as access to 24-hour room service, daily housekeeping service and concierge services.

Also unique to the project, a 2,480-person capacity state-of-the-art theater and music venue to be managed by Live Nation will serve as the new home of the venerable Austin CityLimits (ACL) (www.austincitylimits.org), the longest running televised concert series which is produced by KLRU-TV and Austin PBS.  Austin City Limits Studio Theater, which will have more than five times the capacity of the current soundstage, is being developed in partnership with the iconic Willie Nelson and his nephew, Freddy Fletcher, of Pedernales Records.  Live Nation was selected to oversee a range of ongoing entertainment programming for the more than 300 nights a year when it will not be in use by ACL.  Austin City Limits Studio Theater further enhances the burgeoning cultural district surrounding the project.  Ballet Austin is one block away, the Austin Museum of Art is nearing construction on an adjacent facility and the recently completed Long Center for the Performing Arts is just across Lady Bird Lake.

The W Austin Welcome Center is located on site at 200 Lavaca at the corner of 2nd Street.  Created by Arthur Andersson, a principal of the W Austin’s award-winning design architectural firm Andersson•Wise Architects (www.AnderssonWise.com), the two-story structure incorporates a full-floor, fully-furnished model unit.  The Welcome Center is available for daily tours and has also been the site of numerous community and non-profit events.  For more information, call 512-322-9221.

About Canyon-Johnson Urban Funds
The Canyon-Johnson Urban Funds (CJUF) are the country’s largest private real estate funds focused on the development of urban properties in underserved neighborhoods.  A joint venture between Canyon Capital Realty Advisors and an entity of Earvin “Magic” Johnson’s Magic Johnson Enterprises, the funds were formed to identify, enhance and capture value through the development and redevelopment of real estate in densely populated, ethnically diverse urban communities.  The funds’ objectives are to seek current income and capital appreciation and, in addition to meeting investment goals, the funds are committed to providing for and fostering economic opportunities for the residents of the urban neighborhoods in which Canyon-Johnson invests.  With nearly $2 billion in committed equity capital, the funds are positioned to facilitate more than $8 billion in development and revitalization in major U.S. metropolitan areas. For more information, visit www.cjuf.com.

About Corus Bank, N. A.
CORUS BANKSHARES, Inc., a part of the NASDAQ Financial-100 Index and the KBW Regional Banking Index, is a one-bank holding company headquartered in Chicago, Illinois.  Corus Bank, N.A., is an active lender nationwide, specializing in condominium construction, conversion, and inventory loans.  Corus also provides financing for hotel, office, and apartment projects.  Its outstanding commercial real estate loans and construction commitments total approximately $7.6 billion.  Corus Bank and its holding company, Corus Bankshares, will hold loans of up to $165 million.

About Stratus Properties Inc.
Stratus Properties Inc. is a diversified real estate company engaged in the acquisition, development, management and sale of commercial, multi-family and residential real estate properties located primarily in the Austin, TX area.  Stratus Properties Inc. is a publicly traded company and is listed on the NASDAQ under the symbol STRS.  Learn more at www.stratusproperties.com.

About W Hotels Worldwide
W Hotels is a global lifestyle brand with 22 properties in the most vibrant cities around the world.  Inspiring and indulging its guests with thoughtful, refreshing and stylish experiences, signature restaurants, bars and destination spas, W has become the fastest growing luxury hotel brand in the world.  Each hotel offers a unique mix of innovative design, comfort, and cultural influences from fashion and design to music and art and everything in between.  W’s first residential property, W Dallas-Victory, opened in June of 2006, and soon thereafter was named a Forbes Magazine “Top Business Hotel.”  In North America and Latin America, W Hotels have been announced in Austin, Downtown Atlanta, Midtown Atlanta, Buckhead Atlanta, Boston, Fort Lauderdale, Hoboken, Hollywood, Huntington Beach, Minneapolis, Downtown New York, Santiago, Scottsdale, South Beach, and Washington, D.C.  In Europe, W Hotels have been announced in Athens, Barcelona, Milan and St. Petersburg.  In Asia, W has announced properties in Bangkok, Guangzhou, Hong Kong, Macao-Studio City, Shanghai and Yokohama.  In Africa and the Middle East, W has announced properties in Amman, Doha, Dubai-Festival City, Dubai-The Palm and Marrakech.  W’s first Retreat & Spa, W Maldives, opened in September of 2006.  In 2007, W Maldives received the prestigious Travel + Leisure Design Award for Best Resort.  W has plans to open Retreat & Spa hotels in Bali, Koh Samui, Vieques and Verbier, the latter of which will serve as W’s first ski retreat. For more information, visit www.whotels.com.